Filed Pursuant to Rule 433

Registration Statement No. 333-264153

Pricing Term Sheet

April 7, 2022

Take-Two Interactive Software, Inc.

$1,000,000,000 3.300% Senior Notes due 2024

$600,000,000 3.550% Senior Notes due 2025

$600,000,000 3.700% Senior Notes due 2027

$500,000,000 4.000% Senior Notes due 2032

Pricing Supplement dated April 7, 2022 (this “Pricing Term Sheet”) to the Preliminary Prospectus Supplement dated April 7, 2022 (the “Preliminary Prospectus Supplement”) of Take-Two Interactive Software, Inc. (the “Issuer”).

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Term Sheet but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Terms applicable to all the Notes

Issuer:	Take-Two Interactive Software, Inc.

Trade Date:	April 7, 2022

Settlement Date:

April 14, 2022 (T+5)

We expect that delivery of the notes will be made against payment therefor on or about the fifth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisers.

Special Mandatory Redemption:

In the event that the Issuer does not consummate the Combination on or prior to January 9, 2023, or if prior to such date, the Merger Agreement is terminated, then the Issuer will redeem all of the notes on the special mandatory redemption date at a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the special mandatory redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The “special mandatory redemption date” means the earlier to occur of (1) January 24, 2023, if the Combination has not been completed on or prior to January 9, 2023, and (2) the fifteenth day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason.

Anticipated Ratings*:	Baa2 (s) / BBB (s)

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	J.P. Morgan Securities LLC Wells Fargo Securities, LLC BofA Securities, Inc. BNP Paribas Securities Corp.

Co-Managers:	HSBC Securities (USA) Inc.

Terms applicable to the 2024 Notes

Title of Security:	3.300% Senior Notes due 2024

Principal Amount:	$1,000,000,000

Maturity:	March 28, 2024

Coupon:	3.300%

Issue Price:	99.956%

Interest Payment Dates:	March 28 and September 28, commencing on September 28, 2022

Yield to Maturity:	3.324%

Spread to Benchmark Treasury:	+85 bps

Benchmark Treasury:	UST 2.25% due March 31, 2024

Benchmark Treasury Price and Yield:	99-18 1/4 and 2.474%

Redemption Provisions:

Make-Whole Call:	Prior to March 28, 2024, at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest, if any.

CUSIP:	874054AE9

ISIN:	US874054AE98

Terms applicable to the 2025 Notes

Title of Security:	3.550% Senior Notes due 2025

Principal Amount:	$600,000,000

Maturity:	April 14, 2025

Coupon:	3.550%

Issue Price:	99.958%

Interest Payment Dates:	April 14 and October 14, commencing on October 14, 2022

Yield to Maturity:	3.565%

Spread to Benchmark Treasury:	+90 bps

Benchmark Treasury:	UST 1.75% due March 15, 2025

Benchmark Treasury Price and Yield:	97-13 7/8 and 2.665%

Redemption Provisions:

Make-Whole Call:	Prior to April 14, 2025, at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest, if any.

CUSIP:	874054AF6

ISIN:	US874054AF63

Terms applicable to the 2027 Notes

Title of Security:	3.700% Senior Notes due 2027

Principal Amount:	$600,000,000

Maturity:	April 14, 2027

Coupon:	3.700%

Issue Price:	99.995%

Interest Payment Dates:	April 14 and October 14, commencing on October 14, 2022

Yield to Maturity:	3.701%

Spread to Benchmark Treasury:	+100 bps

Benchmark Treasury:	UST 2.50% due March 31, 2027

Benchmark Treasury Price and Yield:	99-02 1/4 and 2.701%

Redemption Provisions:

Make-Whole Call:	Prior to March 14, 2027, at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest, if any.

Par Call:	On or after March 14, 2027, at 100% of the principal amount, plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP:	874054AG4

ISIN:	US874054AG47

Terms applicable to the 2032 Notes

Title of Security:	4.000% Senior Notes due 2032

Principal Amount:	$500,000,000

Maturity:	April 14, 2032

Coupon:	4.000%

Issue Price:	99.894%

Interest Payment Dates:	April 14 and October 14, commencing on October 14, 2022

Yield to Maturity:	4.013%

Spread to Benchmark Treasury:	+135 bps

Benchmark Treasury:	UST 1.875% due February 15, 2032

Benchmark Treasury Price and Yield:	93-06+ and 2.663%

Redemption Provisions:

Make-Whole Call:	Prior to January 14, 2032, at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest, if any.

Par Call:	On or after January 14, 2032, at 100% of the principal amount, plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP:	874054AH2

ISIN:	US874054AH20

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or emailing, as applicable, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC at 1-800-645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.

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